UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2006

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326

(Address of principal executive offices, including zip code)

(404) 364-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

See Item	5.02 below for the details of the compensation arrangements between the Company and Ms. Susan McGrogan, newly appointed Officer and Vice President, and Mr. Jeffrey C. McKee, newly appointed Officer and Vice President of the Company.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)	Not applicable.

(b)	Not applicable.

(c)	On August 8, 2006, the Board of Directors of the Company appointed Ms. Susan McGrogan (age 39) as an Officer and Vice President of the Company. There is no arrangement or understanding between Ms. McGrogan and any other person pursuant to which Ms. McGrogan was elected as an Executive Officer of the Company. There is no family relationship between Ms. McGrogan and any Director or Executive Officer of the Company. Ms McGrogan owned and operated Medical Dictation, Inc. (“MDI”) from 1994 until MDI was purchased by the Company on January 31, 2005. Transcend paid $4.8 million for all of the stock of MDI. The purchase price consisted of $1.0 million cash paid at closing; 96,775 shares of Transcend’s common stock, par value $0.05, with a fair market value of $300,000 issued at closing; and a 5% promissory note of $3.5 million payable in equal annual installments of principal plus accrued interest on each of the first three anniversary dates after closing. Since the acquisition of MDI by the Company, Ms. McGrogan has managed both MDI and other segments of the Transcend business. Prior to joining Transcend, Ms. McGrogan had no transactions in excess of $60,000, with the Company with the exception of the purchase of MDI, any of its Directors or Executive Officers, any security holder owning more than 5% of the Company’s Common Stock, or any member of the immediate family of any of the foregoing persons. The Company’s Board of Directors approved the following compensation for Ms. McGrogan: (1) an annual salary of $100,000 plus a $30,000 one-time bonus during 2006; and (2) commissions of 1% of sales to new customers. As part of the purchase of MDI, the Company gave Ms McGrogan 96,775 shares of unregistered Transcend common stock and a promissory note of $3.5 million. On August 15, 2005, the Option Agreement to Purchase Stock by and between Susan McGrogan and Transcend Services became effective. Under the terms of the Agreement, the Company has granted to Ms. McGrogan four options to purchase shares of common stock each at a total exercise price of $200,000 on August 15, 2005, February 15, 2006, August 15, 2006 and February 15, 2007. The Exercise Price for each option shall be comprised of $100,000 in cash and a $100,000 reduction in the amount of the outstanding balance of the $3.5 million promissory note. On August 15, 2005, Ms McGrogan purchased 71,942 shares of Transcend common stock for $100,000 cash and a $100,000 reduction in the balance on the promissory note pursuant to the Agreement. On December 26, 2005, the Company accelerated the exercise dates for the non-cash portion of the three remaining options and Ms. McGrogan purchased 140,815 unregistered shares of Transcend’s common stock pursuant to the Agreement, resulting in a $300,000 reduction in the balance on the promissory note. As of June 30, 2006 the balance of the promissory note in favor of Ms. McGrogan is approximately $2.3 million and Ms. McGrogan owns 309,532 unregistered shares of Transcend common stock.

On August 8, 2006, the Board of Directors of the Company also appointed Mr. Jeffrey C. McKee (age 47) as an Officer and Vice President of the Company. There is no arrangement or understanding between Mr. McKee and any other person pursuant to which Mr. McKee was elected as an Executive Officer of the Company. There is no family relationship between Mr. McKee and any Director or Executive Officer of the Company. Prior to joining

Transcend during April 2005, Mr. McKee served as a Regional Vice President for MedQuist Inc. from January 1997 until March 2005. From April 2005 until August 2006 Mr. McKee served as Vice President Field Operations for Transcend. Prior to joining Transcend, Mr. McKee had no transactions in excess of $60,000, with the Company, any of its Directors or Executive Officers, any security holder owning more than 5% of the Company’s Common Stock or any member of the immediate family of any of the foregoing persons. The Company’s Board of Directors approved the following compensation for Mr. McKee: (1) an annual salary of $130,000; and (2) annual bonus potential of up to 50% of Mr. McKee’s annual salary payable if, and only if, Mr. McKee achieves certain predetermined, mutually agreeable personal performance goals.

(d)	On August 8, 2006, the Board of Directors of the Company elected Mr. Sidney V. Sack as a director of the Company. There is no arrangement or understanding between Mr. Sack and any other person pursuant to which Mr. Sack was elected as a Director of the Company. There is no family relationship between Mr. Sack and any Director or Executive Officer of the Company. Mr. Sack will serve as Chairman of the Audit Committee, and will also serve on the Nominating and Corporate Governance Committee and the Stock Option and Compensation Committee. Prior to joining the Board of Directors of Transcend, Mr. Sack had no transactions in excess of $60,000, with the Company, any of its Directors or Executive Officers, any security holder owning more than 5% of the Company’s Common Stock or any member of the immediate family of any of the foregoing persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: August 14, 2006	/s/ Lance Cornell
Lance Cornell Chief Financial Officer (Principal Financial Officer)